Exhibit 2.1.1

STRICTLY CONFIDENTIAL

VIA EMAIL

CONFIDENTIAL

June 16, 2026

Jupiter Company Limited

c/o Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, NY 10017

Attention:	Brian L. Schorr
Daniel R. Marx
Email:	bschorr@trianpartners.com
dmarx@trianpartners.com

General Catalyst Group Management, LLC

20 University Road, Fourth Floor

Cambridge, MA 02138

Attention:	Christopher McCain
E-mail:	cmccain@generalcatalyst.com

Re:	Closing Date

Reference is made to the Agreement and Plan of Merger, dated as of December 21, 2025 (as amended, modified or supplemented from time to time in accordance with its terms, including by that certain Amendment No. 1, dated as of March 24, 2026, the “Merger Agreement”), by and among Jupiter Company Limited, a company incorporated in Jersey (“Parent”), Jupiter Merger Sub Limited, a company incorporated in Jersey and a wholly owned subsidiary of Parent (“Merger Sub”), and Janus Henderson Group plc, a company incorporated in Jersey (the “Company” and together with Parent and Merger Sub, the “Parties”). Capitalized terms used herein and not defined have the meaning given to them in the Merger Agreement.

The Parties acknowledge and agree as follows:

1.	Pursuant to Section 1.2 of the Merger Agreement, the Parties hereby agree that the Closing shall occur on June 30, 2026 subject to the satisfaction or waiver of all conditions set forth in Article VIII at or prior to the Closing or, if any conditions set forth in Article VIII have not been satisfied or waived as of June 30, 2026, then the Closing shall occur (a) seven (7) Business Days after the date upon which all conditions set forth in Article VIII have been satisfied or waived (other than those conditions which by their nature cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by law, waiver thereof at the Closing) or (b) such other date as Parent and the Company shall mutually agree in writing.

2.	As of the date hereof, the Parties hereby acknowledge and agree that the conditions to the obligations of the Company, Parent and Merger Sub to effect the Merger set forth in Section 8.1 of the Merger Agreement (other than the conditions set forth in Section 8.1(b), which would be satisfied as of the date of this letter agreement if the Closing Date were to be the date of this letter agreement) have been satisfied.

3.	Section 9.1(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“By either the Company or Parent if the Effective Time shall not have occurred on or before September 20, 2026 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;”.

4.	Section 8.1(d) of the Company Disclosure Schedule is hereby amended to delete Item 8 therefrom in its entirety.

5.	Section 7.15 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“Immediately prior to the Effective Time, Jupiter Borrower, Inc., a Delaware corporation and Wholly Owned Subsidiary of Merger Sub (“Debt Merger Sub”), shall incur the Debt Financing. Debt Merger Sub shall distribute the proceeds of the Debt Financing to Merger Sub, which will in turn lend such proceeds to Parent. Substantially contemporaneously with the Effective Time, Debt Merger Sub shall merge with and into Janus Henderson US (Holdings) Inc., a Wholly Owned Subsidiary of the Company (“Janus Henderson US”, and such merger, the “Debt Merger”), with Janus Henderson US continuing as the surviving corporation. The Parties intend that for U.S. federal income tax purposes the Debt Financing be treated as incurred by Janus Henderson US and the distribution of the proceeds of the Debt Financing be treated as made by Janus Henderson US to the Company.”

Except as otherwise expressly provided herein, the Merger Agreement shall remain unchanged and in full force and effect, and, to the extent applicable, such terms shall apply to this letter agreement as if it formed a part of the Merger Agreement. From and after the execution of this letter agreement by the parties hereto, any reference to the Merger Agreement, and each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “hereby,” “hereto,” “herewith,” “hereunder” and derivative or similar words, shall be deemed to be a reference to the Merger Agreement as supplemented by this letter agreement. Each reference in the Merger Agreement, as supplemented hereby, to “the Effective Date”, “the date of this Agreement”, “the date hereof” or any similar reference shall continue to refer to December 21, 2025.

Sections 10.3 (Successors and Assigns), 10.4 (Governing Law; Jurisdiction; Specific Performance), 10.5 (Expenses), 10.6 (Severability; Construction), 10.7 (Notices), 10.8 (Entire Agreement), 10.9 (Parties in Interest), 10.10 (Section and Paragraph Headings), 10.11 (Counterparts), Section 10.14 (Non-Recourse) and 10.15 (Interpretative Provisions) of the Merger Agreement shall apply mutatis mutandis to this letter agreement.

[Signature Page Follows.]

Please indicate your understanding and agreement with the foregoing by signing a copy of this letter agreement where indicated below and returning it to our attention.

Sincerely,

JANUS HENDERSON GROUP PLC

by
/s/ Ali Dibadj
Name:	Ali Dibadj
Title:	Chief Executive Officer

[Signature Page to Closing Date Letter Agreement]

Acknowledged and agreed,

JUPITER COMPANY LIMITED

by
/s/ Peter W. May
Name:	Peter W. May
Title:	Authorized Signatory

JUPITER MERGER SUB LIMITED

by
/s/ Peter W. May
Name:	Peter W. May
Title:	Authorized Signatory

[Signature Page to Closing Date Letter Agreement]